Exhibit 99.1

NEWS RELEASE

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Jesse E. Morris, CFO and COO, jmorris@mainstcapital.com
713-350-6000
Dennard Lascar Investor Relations
Ken Dennard / ken@dennardlascar.com
Zach Vaughan / zvaughan@dennardlascar.com
713-529-6600

Main Street Announces Third Quarter 2023 Regular Monthly Dividends, Including a Monthly Dividend Increase, and Supplemental Dividend Payable in June 2023

Regular Monthly Dividends of $0.23 per Share for each of
July, August and September 2023

Monthly Dividends Represent a 2.2% Increase Compared to Second Quarter 2023 and a 7.0% Increase Compared to Third Quarter 2022

Supplemental Dividend of $0.225 per Share Payable in June 2023

HOUSTON, May 2, 2023 – Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) is pleased to announce that its Board of Directors declared regular monthly cash dividends of $0.23 per share for each of July, August and September 2023. These monthly dividends, which will be payable pursuant to the table below, total $0.69 per share for the third quarter of 2023 and represent a 2.2% increase from the regular monthly dividends declared for the second quarter of 2023 and a 7.0% increase from the regular monthly dividends paid in the third quarter of 2022. Since its October 2007 initial public offering, Main Street has periodically increased the amount of its regular monthly dividends paid per share and has never reduced its regular monthly dividend amount per share.
Summary of Third Quarter 2023 Regular Monthly Dividends

Declared	Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
5/1/2023 5/1/2023 5/1/2023	7/6/2023 8/7/2023 9/7/2023	7/7/2023 8/8/2023 9/8/2023	7/14/2023 8/15/2023 9/15/2023	$0.23 $0.23 $0.23
		Total for Third Quarter 2023:		$0.69

In addition to the regular monthly dividends for the third quarter of 2023, the Board of Directors declared a supplemental cash dividend of $0.225 per share payable in June 2023. This supplemental cash dividend, which will be payable as set forth in the table below, will be paid out of Main Street’s undistributed taxable income (taxable income in excess of dividends paid) as of March 31, 2023.
Supplemental Cash Dividend Payable in June 2023

Declared	Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
5/1/2023	6/20/2023	6/21/2023	6/28/2023	$0.225

Including all dividends declared to date, including the third quarter 2023 regular monthly dividend and the June 2023 supplemental dividend, Main Street will have paid $37.56 per share in cumulative cash dividends since its October 2007 initial public offering at $15.00 per share.

The final determination of the tax attributes for dividends each year are made after the close of the tax year. The final tax attributes for 2023 dividends are currently expected to include a combination of ordinary taxable income and qualified dividends and may include capital gains and return of capital.

Main Street maintains a dividend reinvestment and direct stock purchase plan (the “Plan”). The dividend reinvestment feature of the Plan (the “DRIP”) provides for the reinvestment of dividends on behalf of Main Street’s registered stockholders who hold their shares with Main Street’s transfer agent and registrar, American Stock Transfer and Trust Company, or certain brokerage firms that have elected to participate in the DRIP. Under the DRIP, if Main Street declares a dividend, registered stockholders who have not “opted out” of the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Main Street common stock. The direct stock purchase feature of the Plan (the “DSPP”) provides investors with a convenient and economical method to purchase shares of Main Street common stock. More information about the Plan (including the DSPP prospectus) can be found on the Main Street website (https://ir.mainstcapital.com/dividend-reinvestment-and-direct-stock-purchase-plan).

ABOUT MAIN STREET CAPITAL CORPORATION
Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market investment strategy. Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street, through its wholly owned portfolio company MSC Adviser I, LLC (“MSC Adviser”), also maintains an asset management business through which it manages investments for external parties. MSC Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements, including but not limited to the continued payment and growth of future dividends and the potential tax attributes for 2023 dividends. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in Main Street’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made and are based on information available to Main Street as of the date hereof and are qualified in their entirety by this cautionary statement. Main Street assumes no obligation to revise or update any such statement now or in the future.

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